Exhibit 99.3

               RULES GOVERNING THE SODEXHO ALLIANCE JANUARY 2003
                              STOCK OPTION PLAN A

         Options granted by the Board of Directors on January 27, 2003
  (Plan governed by sections 208-1 to 208-8-1 of the French Companies Act of July 24, 1966, authorized by the Sodexho Alliance Extraordinary Shareholders'
                         Meeting of February 21, 2000)

1.   OPTION HOLDER

     - Option holders should be employees of a Sodexho Group company, the link of which to Sodexho Alliance should be that as described in section 225-180 of the French Commercial Code.

     - The rights attached to stock options are non-assignable up to the date of exercise of the options. They cannot be given in donation while living.

          However, in the case of death of an option holder while any unexercised options are outstanding, the option holder's estate may exercise the options as specified in article 2 below.

2.   TERM OF THE OPTIONS

     The options will be valid from January 27, 2003 to January 26, 2009 inclusive.

     Twenty five percent (25%) of the options granted vest and becomes exercisable on each anniversary of the date options are granted (January 27, 2003) so that the entire Option is vested after four (4) years (January 27, 2007). In the event of an initial individual grant that cannot be divided by 4, the first three vesting dates will be rounded up to the nearest whole number and the fourth vesting date will adjust to the initial grant.

     If during that period:

     - The option holder terminates employment from any company of the Sodexho Group due to disability, he or she will be permitted to exercise such vested options as of the date of his contract termination with any company of the Sodexho Group. Such options shall be exercisable in accordance with Section 5 and before January 26, 2009.

     - The option holder retires, he or she will be permitted to exercise such vested options as of the date he or she retires. Such options shall be exercisable in accordance with Section 5 and before January 26, 2009.

     - The option holder dies, his or her estate will be permitted to exercise such vested options as of the date of death in accordance with Section 5, exclusively until the earlier of the end of a six-month period from date of death or January 26, 2009, whichever occurs first.

     - If the company of which the option holder is an employee ceases to be directly or indirectly controlled by Sodexho Alliance, as described in section 225-180 of the French Commercial Code, the option holder will be permitted to exercise his or her options vested up to date on which the company he/she was employed in has ceased to be directly or indirectly controlled by Sodexho Alliance company. Such options shall be exercisable in accordance with Section 5 and before January 26, 2009.

     - The option holder terminates employment with any company of the Sodexho Group for any reason other than mentioned above, all his or her options shall be forfeited on day of notice.

     - If the option holder is dismissed or made redundant before he or she has exercised his or her vested options, all his or her options shall be forfeited on day of notice.


                                  Exh. 99.3-1
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3.   SUSPENSION OF THE RIGHT TO EXERCISE THE OPTIONS

     - The Board of Directors may suspend the right to exercise the options, if necessary. Exercise rights will be suspended in connection with any transactions involving the company's capital that require accurate prior knowledge of the number of shares outstanding, or any of the transactions referred to in paragraph 4 which entail an adjustment of the option exercise price and the number of shares that may be acquired per option.

     - The company will give option holders at least eight days' notice of any such suspension, specifying the date from which the suspension will apply and the date on which it will be lifted. Under no circumstances will the suspension period exceed three months.

     - If the option exercise period is due to expire while the right to exercise the options is suspended, the exercise period will be considered as expiring on the suspension date. In this case, option holders will be given at least one month's notice of the planned suspension.

4.   OPTION EXERCISE PRICE

     The option exercise price, determined in accordance with the law, has been set at EUR 24.

     The exercise price will not be subject to change during the life of the options. However, if the company carries out any of the transactions listed below, the exercise price will be adjusted as follows:

          1) In the case of a share issue paid up in cash, or the issuance of convertible or exchangeable bonds or bonds with stock warrants, the option exercise price will be reduced by an amount equal to the exercise price multiplied by the ratio between the value of the share subscription rights attached to the securities issued and the value of the share before the rights are detached.

               For the purpose of calculating this ratio:

               a) The value of the share before the rights are detached will be determined based on the average of the prices quoted over the period of 20 trading days ending one month before the date on which the rights are detached.

               b) The value of the subscription right will be the theoretical value computed based on the value of the share before the rights are detached, as defined above, the issue price of the new shares and the proportion of shares subscribed.

          2) In the case of a bonus share issue paid up by capitalizing retained earnings, net income or additional paid-in capital, or a stock-split or reverse stock-split, the exercise price will be adjusted by multiplying the price by the ratio between the number of shares outstanding before and after the transaction.

          3) In the case of distribution of retained earnings, in cash or in the form of shares taken from treasury stock, the exercise price will be reduced by an amount equal to the exercise price multiplied by the ratio between the value of the cash or shares distributed per share and the value of the shares before the distribution.

               For the purpose of calculating this ratio, the value of the distributed shares and the value of the shares before the distribution will be determined based on the average of the prices quoted over the period of 20 trading days ending one month before the distribution date.

          4)   In the case of a capital reduction to absorb losses:

               a) If the capital reduction is carried out by reducing the number of shares in issue, the exercise price will be adjusted by multiplying this price by the ratio between the number of shares outstanding after and before the capital reduction;


                                  Exh. 99.3-2

               b) If the capital reduction is carried out by reducing the par value of the shares, the exercise price will be adjusted by multiplying this price by the ratio between the par value of the shares after and before the capital reduction;

               Adjustment of the number of shares that may be acquired per option: in all of the above cases, the new number of shares that may be acquired on exercise of the options will be equal to the ratio between the total value of the options not yet exercised and the new option exercise price, rounded up to the next whole number.

          5)   Merger, demerger:

               In the event that the issuer is merged into another company, or merges with other companies to form a new entity, or is broken up and its net assets transferred to existing or new companies, option holders will be entitled to exercise their options for shares in the absorbing company or the new company (or companies). The number of shares that may be acquired on exercise of the options will be determined by adjusting the number of shares in the issuing company that could be acquired on exercise of the options - after taking into account any adjustments provided for in paragraphs 1 to 4 above - based on the ratio applied for the exchange of the issuing company's shares for shares in the absorbing company or the new company (or companies).

5.   EXERCISE OF OPTIONS

     - The options are exercisable upon vesting but no later than January 26, 2009, in a single transaction or in several successive transactions, or at any other time as defined in section 2.

     - Option holders who wish to exercise all or some of their options to purchase shares should notify the Human Resources Director of Sodexho Alliance or the authorized representative as designated by Sodexho Alliance, at least 10 calendar days prior to the options exercise, specifying the number of shares to be purchased.

          On the option exercise date, the option holder should send to the Human Resources Director of Sodexho Alliance or its designated representative, the Share Purchase Form which will be sent to him/her before the options vest, together with a check in euros, made out to Sodexho Alliance, covering the exact amount of the share purchase price. Alternatively, the share purchase price, net of expenses, may be paid by bank transfer so that the funds are credited to Sodexho Alliance's account on the option exercise date.

          Under respect of the article 6 below, the option holders may also exercise options through the process of a "cashless exercise", according to terms and conditions available on request.

6.   OWNERSHIP AND SALE OF THE SHARES

     - The shares acquired on exercise of the options must be held in registered form. They will carry the right to all dividends paid as from the date of acquisition, in an amount equal to the dividend paid on other shares.

     - If the beneficiary is a French tax resident as at the date when he or she wishes to sell the shares purchased by exercise of his or her options, he or she will not be permitted to process before January 27, 2007.

7.   APPLICABLE LAW

     The stock options are governed by the laws of France. In the event of a dispute, the French version shall prevail. It is available upon request. The French courts will have final jurisdiction should a dispute occur.

THE BOARD OF DIRECTORS


                                  Exh. 99.3-3